Exhibit 99.2

Contact:

Sinoenergy Corporation	CCG Elite Investor Relations Inc.

Ms. Laby Wu, CFO	Mr. Crocker Coulson, President

Phone: +86-10-8492-8149 Email: labywu@sinoenergycorporation.com	Phone: +1-646-213-1915 (New York) Email: crocker.coulson@ccgir.com

FOR IMMEDIATE RELEASE

Sinoenergy Corporation Announces Fiscal Year 2007

Financial Reporting Timeline

BEIJING, China - November 20, 2007 -Sinoenergy Corporation (OTC Bulletin Board: SNEN), a manufacturer of compressed natural gas (CNG) vehicle and gas station equipment and a designer, developer and operator of CNG filling stations in China, will report fiscal year 2007 results in mid December and host a conference call the following day to discuss the results of the fiscal year ended September 30, 2007.

On October 2, 2007, Sinoenergy announced that it changed its fiscal year from the period beginning January 1 and ending December 31, to the period beginning October 1 and ending September 30. The change in the company’s fiscal year was effective for the fiscal year beginning October 1st, 2007. The Company will report audited results for the nine month transitional period of January 1, 2007 to September 30, 2007.

The company plans to release the conference call announcement, including a link to the live webcast, several days before the call.

About Sinoenergy:

Sinoenergy is a manufacturer of compressed natural gas (CNG) vehicle and gas station equipment as well as an operator of CNG stations in China. In addition to its CNG related products, the Company also manufactures a wide variety of pressure containers for use in different industries, including the design and manufacture of various types of pressure containers in the petroleum and chemical industries, the metallurgy and electricity generation industries and the food and brewery industries.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company’s ability to raise additional capital to finance the Company’s activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the future trading of the common stock of the Company; the ability of the Company to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; the Company’s ability to protect its proprietary information; general economic and business conditions; the volatility of the Company’s operating results and financial condition; the Company’s ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

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